Exhibit 10.1
AMENDED AND RESTATED GENERAL AND ADMINISTRATIVE
SERVICES AGREEMENT REGARDING
SERVICES BY TERRA INDUSTRIES INC.
THIS AMENDED AND RESTATED GENERAL AND ADMINISTRATIVE SERVICES AGREEMENT (the “Agreement”) is entered into on October 23, 2007 (the “Effective Date”) by and between TERRA INDUSTRIES INC., a Maryland corporation (“Terra”), TERRA NITROGEN CORPORATION, a Delaware corporation (the “Prior General Partner”) and TERRA NITROGEN GP INC., a Delaware corporation (the “General Partner”).
R E C I T A L S
WHEREAS, Terra and the Prior General Partner were parties to that certain General and Administrative Services Agreement Regarding Services By Terra Industries Inc., dated as of January 1, 1995 (the “Terra Services Agreement”).
WHEREAS, Terra and the Prior General Partner were parties to that certain General and Administrative Services Agreement Regarding Services By the Prior General Partner, dated as of January 1, 1995 (the “TNC Services Agreement”).
WHEREAS, in connection with a restructuring (the “Restructuring”) to create a bankrupt-remote entity to serve as general partner of Terra Nitrogen Company, L.P. (the “Partnership”) and Terra Nitrogen, Limited Partnership (the “Operating Partnership”, and with the Partnership, the “Partnerships”), the Prior General Partner transferred its general partner interest in the Partnerships to the New General Partner on September 1, 2005.
WHEREAS, immediately prior to the Restructuring, the Prior General Partner approved the restructuring of its outstanding general partner interest (the “GP Interest”) in the Partnership, constituting a 1/99ths GP Interest (the “MLP GP Interest”) and its outstanding GP Interest in the Operating Partnership, constituting a 1% GP Interest in the Operating Partnership (the “OLP GP Interest”) so that (i) the MLP GP Interest was changed into a 0.025/99ths GP Interest in the Partnership represented by 4,720 General Partner Units (the “Revised MLP GP Interest”) and a 0.975/99ths limited partner interest in the Partnership represented by 184,072 non-voting Class B Common Units and (ii) the OLP GP Interest was changed into a 0.025% GP Interest in the Operating Partnership (the “Revised OLP GP Interest”) and a 0.975% limited partner interest in the Operating Partnership.
WHEREAS, in connection with the Restructuring, Terra, the General Partner and the Prior General Partner entered into, as of September 1, 2005, the First Amendment to the General and Administrative Services Agreement Regarding Services By Terra Industries Inc., such that the General Partner would become a party to the Terra Services Agreement.

WHEREAS, in connection with the Restructuring, Terra, the General Partner and the Prior General Partner entered into, as of September 1, 2005, the First Amendment to the General and Administrative Services Agreement Regarding Services By Terra Nitrogen Corporation, such that the General Partner would become a party to the TNC Services Agreement.
WHEREAS, Terra and its Affiliates own approximately 75.3% of the Partnership’s outstanding units.
WHEREAS, the business of the Partnership is similar to that of other subsidiaries of Terra, and Terra and the General Partner desire that Terra (or an Affiliate of Terra) provide certain general and administrative services to the General Partner and the Partnerships.
WHEREAS, Terra and/or one of its Affiliates is able to provide certain of such services to the General Partner and the Partnership.
WHEREAS, Terra and the General Partner desire by their execution of this Agreement to evidence their understanding concerning the provision of certain such services by Terra to the General Partner and the Partnerships.
WHEREAS, this Agreement will amend and restate the Terra Services Agreement, as amended.
WHEREAS, this Agreement supersedes the TNC Services Agreement, as amended, and therefore the parties hereto desire to terminate the TNC Services Agreement, as amended.
WHEREAS, capitalized terms used herein but not defined shall have the meaning given them in the First Amended and Restated Agreement of Limited Partnership of the Partnership dated as of September 1, 2005 (the “Partnership Agreement”), as such agreement is in effect on the Effective Date to which reference is hereby made for all purposes of this Agreement.
THEREFORE, in consideration of the premises and covenants, conditions, and agreement contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1. Term. Subject to the terms hereof, the term of this Agreement shall be from the Effective Date and extending for a period of one (1) year. Thereafter, the term shall be automatically extended for successive periods of one (1) year each, unless terminated by any party hereto at the end of such one year period upon at least ninety (90) days’ prior written notice to the other.

2. Services. During the term hereof, in exchange for the payment described herein, Terra agrees to provide, or cause one of its Affiliates to provide, to the General Partner and, as directed by the General Partner to the Partnership, certain selling, general and administrative services (the “Services”) in accordance with the terms of this Agreement. At Terra’s election, Terra may cause one or more of its Affiliates or third-party contractors (foreign or domestic) to provide the Services called for by this Agreement; provided, however, that Terra shall remain responsible for the provision of the Services in accordance with this Agreement. The Services provided hereunder shall be those described on Exhibit A attached hereto.
3. Quality of Service. The parties agree that the Services to be provided hereunder shall be of the same general quality as services provided by Terra under the Terra Services Agreement and as previously provided under the TNC Service Agreement. If the General Partner decides to use a Service described on Exhibit A that has been caused by Terra to be provided by a third party provider (“Outsourced”) which is not an Affiliate of Terra, the parties hereto agree that such Service will be of a quality provided for in the agreement between Terra and the third-party provider. Terra alone may determine whether or not to Outsource a Service. In general, Terra will use the same standards it would use for itself or its other Affiliates in determining whether or not to Outsource a Service.
4. Payment. In consideration for the performance of the Services by Terra, the General Partner or the Partnership, in accordance with the following provisions, shall reimburse Terra, for (i) all reasonable and documented direct expenses actually incurred by Terra or its Affiliates relating to the Services provided hereunder to the General Partner or the Partnerships (“Direct Charges”), and (ii) a proportionate amount of all necessary and appropriate selling, general and administrative, overhead and other indirect costs and expenses relating to the Services provided by Terra and/or its Affiliates hereunder to the General Partner or the Partnerships, in each case pursuant to the expense allocation guidelines set out in Exhibit A attached hereto (“Indirect Charges,” and together with Direct Charges, “Charges”). The monthly charges shall be based upon estimated allocation rates that may be adjusted as warranted during the course of the year. Allocation true up calculations shall be performed as part of the Terra year end financial closing procedures using preliminary full year financial data.
5. Invoicing. The General Partner, on behalf of the Partnership, shall be charged on a monthly basis its share of selling expenses incurred by Terra. Supporting documentation of the monthly charges, prepared by Terra, is available for review by the General Partner upon request. The method of calculation of the General Partner’s share is reflected in Exhibit A attached hereto. The monthly charges shall be based upon estimated allocation rates that may be adjusted as warranted during the course of the year. Allocation true-up calculations shall be performed as part of the Terra year-end financial closing procedures using preliminary full year financial data.

6. Role of General Partner. The General Partner shall not request performance of any Services for the benefit of any entity other than for itself or for the Partnership. The General Partner represents and agrees that it will use the Services only in accordance with all applicable federal, state and local laws and regulations, and in accordance with the reasonable conditions, rules, regulations and specifications which may be set forth in any manuals, materials, documents or instructions furnished from time to time by Terra. Terra and its Affiliates reserve the right to take all actions, including termination of any particular Services, that they may reasonably believe to be necessary to assure compliance with applicable laws and regulations. Terra will notify the General Partner of the reasons for any such termination of Services.
7. Termination of TNC Services Agreement. The parties hereby agree that the TNC Services Agreement, as amended, is terminated.
8. Limited Warranty; Limitation of Liability. TERRA REPRESENTS THAT THE SERVICES PROVIDED HEREUNDER SHALL BE PROVIDED WITH REASONABLE DILIGENCE. EXCEPT AS SET FORTH IN THE IMMEDIATELY PRECEDING SENTENCE, TERRA MAKES NO (AND HEREBY DISCLAIMS AND NEGATES ANY AND ALL) REPRESENTIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE SERVICES RENDERED TO OR PRODUCTS OBTAINED HEREUNDER. FURTHERMORE, NO PARTY HERETO MAY RELY UPON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE MADE TO TERRA BY ANY PARTY PERFORMING SERVICES ON BEHALF OF TERRA OR ITS AFFILIATES HEREUNDER, UNLESS SUCH PARTY MAKES AN EXPRESS WRITTEN WARRANTY TO THE GENERAL PARTNER. THE GENERAL PARTNER AGREES THAT THE REMUNERATION TO BE PAID TO TERRA AND ITS AFFILIATES HEREUNDER FOR THE SERVICES TO BE PERFORMED REFLECT THIS LIMITATION OF LIABILITY AND DISCLAIMER OF WARRANTIES. IN NO EVENT SHALL TERRA, ITS AFFILAITES, OR ANY OTHER PERSON OR ENTITY BE LIABLE FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM ANY ERROR IN THE PERFORMANCE OF SERVICES OR FROM THE BREACH OF THIS AGREEMENT, REGARDLESS OF THE FAULT OF TERRA OR ITS AFFILIATES, OR WHETHER WHOLLY, CONCURRENTLY, PARTIALLY, OR SOLELY NEGLIGENT.
9. Force Majeure. This Agreement shall not be terminated as a result of any failure of a party to perform any of its obligations hereunder if such failure is due to circumstances beyond its control (an “Event of Force Majeure”), including, but not limited to, any requisition by any government authority, act of war, terrorism, strike, boycott, lockout, picketing, riot, sabotage, civil commotion, insurrection, epidemic, pandemic, disease, act of God, fire, flood, accident, explosion, earthquake, storm, failure of public utilities or common carriers, mechanical failure, embargo, or prohibition imposed by any governmental body or agency having authority over the party, provided that such time as an Event of Force Majeure no longer exists, the respective obligations of the parties hereto shall be reinstated and this Agreement shall continue in full force and effect. The party affected by an Event of Force Majeure shall give prompt notice thereof to the other party hereto and each party shall use good faith efforts to minimize the duration and consequences of, and to eliminate, any such Event of Force Majeure.

10. Severability. In the event any portion of this Agreement shall be found by a court of competent jurisdiction to be unenforceable, that portion of the Agreement will be null and void and the remainder of the Agreement will be binding on the parties as if the unenforceable provisions had never been contained herein.
11. Relationship of the Parties. In all matters relating to this Agreement, each party hereto shall be solely responsible for the acts of its employees, and employees of one party shall not be considered employees of the other party. Except as otherwise provided herein, no party shall have any right, power or authority to create any obligation, express or implied, on behalf of any other party. Nothing in this Agreement is intended to create or constitute a joint venture or partnership between the parties hereto or persons referred to herein.
12. Assignment. No party shall have the right to assign its rights or obligations under this Agreement without the consent of the other parties.
13. Confidentiality. The General Partner shall keep and hold, and shall cause its officers, employees and other agents (including those of the Partnerships) to keep and hold, in strictest confidence, all confidential and/or proprietary information respecting, or in any way related to Terra and its Affiliates, and/or the business, operations, financial results and affairs of Terra and its Affiliates, whenever and however learned unless such confidential and/or proprietary information (i) becomes generally available to the public, provided this occurs by means other than the breach of this Section 13, (ii) was available on a non-confidential basis to the General Partner prior to its disclosure by Terra, (iii) becomes available to the General Partner on a non-confidential basis from a source other than Terra, provided that such source is not a party to a confidentiality agreement concerning such information, or (iv) is required to be disclosed pursuant to law or regulation. The provisions of this Section 13 shall survive for one (1) year any expiration or earlier termination of this Agreement.
14. Entire Agreement. This Agreement constitutes the entire agreement of the parties relating to the performance of the Services. All prior or contemporaneous written or oral agreements are merged herein.
15. Choice of Law. This Agreement shall be subject to and governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.
16. Amendment or Modification. This Agreement may be amended or modified from time to time only by a written amendment signed by the parties hereto.
17. Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by either party to the other (herein collectively called “Notice”) shall be in writing and delivered personally or mailed, postage prepaid, or by overnight courier or telecopier, as follows:

If to Terra:	Terra Industries Inc.
Terra Centre
600 Fourth Street
P.O. Box 6000
Sioux City, Iowa 51102-6000
Attention: General Counsel
Telecopier: (712) 294-1247

If to the General Partner:	Terra Nitrogen GP Inc.
c/o Terra Industries Inc.
Terra Centre
600 Fourth Street
P.O. Box 6000
Sioux City, Iowa 51102-6000
Attention: General Counsel
Telecopier: (712) 294-1247

If to the Prior General Partner:	Terra Nitrogen Corporation
c/o Terra Industries Inc.
Terra Centre
600 Fourth Street
P.O. Box 6000
Sioux City, Iowa 51102-6000
Attention: General Counsel
Telecopier: (712) 294-1247
Notice given by personal delivery, mail or overnight courier shall be effective upon actual receipt by the person to whom addressed. Notice given by telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning or the recipient’s next business day after receipt if not received during normal business hours. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.
18. Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each party signatory hereto agrees to execute and deliver such additional documents and instruments as may be required for Terra or its Affiliates to provide the Services hereunder and to perform such other additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement.
19. No Third-Party Beneficiary. The provisions of this Agreement are enforceable solely by the parties to this Agreement, and no Person shall have the right, separate and apart from Terra, the General Partner and the Prior General Partner, to enforce any provides of this Agreement or to compel any party to this Agreement to comply with the terms of this Agreement.

20. Mediation. Terra, the General Partner and the Prior General Partner agree to negotiate in good faith in an effort to resolve any dispute related to this Agreement that may arise between the parties. If the dispute cannot be resolved promptly by negotiation, then either party may give the other party written notice that the dispute should be submitted to mediation. Promptly thereafter, a mutually acceptable mediator shall be chosen by the parties, who shall share the cost of mediation services equally. If the dispute has not been resolved by mediation within ninety (90) days after the date of written notice requesting mediation, then either party may initiate litigation and pursue any and all remedies at law or at equity to which such party is entitled.

THE BALANCE OF THIS PAGE INTENTIONALLY LEFT BLANK.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed on their behalf by their duly authorized officers.

TERRA INDUSTRIES INC.
By:	/s/ Michael L. Bennett
	Name:	Michael L. Bennett
	Title:	President and CEO

TERRA NITROGEN GP INC.
By:	/s/ Daniel D. Greenwell
	Name:	Daniel D. Greenwell
	Title:	Vice President and Chief Accounting Officer

TERRA NITROGEN CORPORATION
By:	/s/ John W. Huey
	Name:	John W. Huey
	Title:	Vice President, General Counsel and Corporate Secretary

EXHIBIT A
TERRA INDUSTRIES INC.
EXPENSE ALLOCATION
General
Terra Industries Inc. (“Terra”) shall incur or pay the selling, general and administrative expenses relating to Terra’s nitrogen and methanol operations, as well as the operations of the Partnerships, and allocate such expenses as described below.
Allocation Overview
1. Selling, general and administrative expenses incurred or paid by Terra that are specifically identifiable to the Partnership shall be charged directly to the Partnership. These direct expenses include, but are not limited to, board of director fees, filing fees, costs associated with K-1 administration and other similar direct expense items. Selling, general and administrative expenses that are specifically identifiable as non-Partnership related expenses shall not be included in the selling expense allocation.
2. Selling expenses incurred or paid by Terra (other than the direct charges described in paragraph 1 above) shall be allocated between the Partnership and Terra based on the one-factor formula described below. Selling expenses are generally categorized as relating to the following departments — Operating Administration, Ag Sales, Industrial Sales, Customer Service, Distribution and Supply. These department names may change from time to time.
3. General and administrative expenses incurred or paid by Terra (other than the direct charges described in paragraph 1 above) pertaining to Terra’s nitrogen operations shall be allocated between the Partnership and Terra based upon a three-factor formula described below. General and administrative expenses are generally categorized as relating to the following departments — Executive, Legal, Human Resources, Financial Services, Information Systems and Office Services. These department names may change from time to time.
One-Factor Allocation Formula
The one-factor formula referenced in the allocation process described above uses total revenues as the sole factor. A sample allocation formula is presented here for illustration purposes:

	Partnership	Terra	Total
Total revenue dollars (millions)	$500	$1250	$1750
% to total	29%	71%	100%

Three-Factor Allocation Formula
The three-factor formula referenced in the allocation process described above uses (1) headcount, (2) total revenues, and (3) net book value of property, plant and equipment as the allocation factors. Each allocation factor receives an equal weighting in calculating the allocation percentage for the various entities. A sample allocation formula is presented here for illustration purposes:

	Partnership	Terra	Total

Headcount	100	400	500
% to total	20%	80%	100%
Total revenue dollars (millions)	$500	$1250	$1750
% to total	29%	71%	100%
Net book value — PPE (millions)	$75	$450	$525
% to total	14%	86%	100%

Allocation factor	21%	79%	100%
(sum of %’s divided by 3)